Exhibit 99.1

KIT digital Acquires ioko, Solidifies Position as Global Leader in IP Video Management and Delivery

ioko Strengthens KIT's Capabilities in Managing Complex and Large-Scale IP Video Deployments in the U.S. and the U.K., Including AT&T U-verse, BSkyB SkyPlayer, BBC iPlayer, Univision's Digital Media Platform and Disney & Sony's FilmFlex; Investor Conference Call Tuesday, April 12 at 10:30 a.m. Eastern Time

PRAGUE, CZECH REPUBLIC and SAN DIEGO, CA and LONDON—(Marketwire - 04/11/11) - KIT digital, Inc. (NASDAQ:KITD - News), a premium software and technology services provider for multi-screen video delivery, has signed a definitive agreement to acquire 100 percent of the capital stock of San Diego, California and London, U.K.-based ioko365 Ltd ("ioko") for total prospective net consideration of approximately $79.4 million, including future performance-based incentive payments. (All currency figures are in U.S. dollars.)

ioko provides end-to-end managed cloud-based platform solutions for multi-screen video delivery over connected Internet Protocol ("IP") devices to tier-one telco, cable, media and entertainment companies around the world, with a particular focus on North American, Northern European and Australasian markets. ioko's sophisticated over-the-top ("OTT") capabilities — allowing premium video services delivered over the Internet to be formatted for and presented on televisions and other connected devices — and its closed-network IPTV solutions are expected to add further depth to KIT digital's OTT and connected device platform offerings for its network operator and media and entertainment verticals.

ioko currently generates approximately $54 million in annualized revenues related to IP video asset management, through a combination of recurring managed service fees, software licenses, maintenance fees and professional services. The company operates profitably with minimal capex requirements, and is expected to contribute in-line to KIT digital's stated 23% EBITDA margin target for fiscal 2011. Therefore, the acquisition of ioko is expected to be substantially accretive on both an EBITDA and cash-flow multiple basis.

ioko specializes in large-scale, complex deployments and serves approximately 50 clients, including AT&T, BBC, BSkyB, Channel 4, Diageo, Disney, Electronic Arts, FOXTEL, Evolution Gaming, ITV, Liberty Global, LoveFilm, Molson Coors Brewers, Samsung, SeeSaw, Universal Music, Univision and VimpelCom.

"This transaction represents the culmination of a three-plus year dedicated process to achieve global scope and market share in the IP video platform software sector, both from a geographical and capabilities perspective," said Kaleil Isaza Tuzman, chairman and chief executive officer of KIT digital.

"It also represents the successful conclusion of a carefully managed acquisition process for which we raised outside equity capital in December 2010, and which necessitated the navigation of complex shareholder and regulatory challenges," continued Isaza Tuzman. "We are very pleased that we were able to complete the acquisition of ioko under the originally negotiated terms and close to our originally intended timeframe, without ultimately having to go through formal U.S., U.K. or E.U. anti-trust review. We now look forward to integrating our two firms, rapidly realizing the sales synergies we anticipate, and focusing on organic growth and free cash-flow generation going forward."

Based on the closing price of KIT digital common stock of $11.51 on April 8, 2011, the total gross consideration KIT digital will pay upfront for ioko is approximately $91.4 million, comprised of $74 million in cash and 1,509,805 restricted shares of KIT common stock. After adjusting for approximately $19 million of cash and approximately $9 million of additional positive net working capital expected on ioko's balance sheet at the time of closing, the net upfront consideration to be paid for ioko is expected to be approximately $63.4 million on a debt-free and cash-free basis.

The net upfront consideration of $63.4 million is exclusive of performance-based earn-outs, incentive and personnel retention payments, which are estimated not to exceed $16 million over a period of two and a half years after closing, payable in KIT digital restricted stock. Therefore, over time, prospective net consideration over time is expected not to exceed $79.4 million in total.

KIT digital anticipates assuming a relatively small amount of short-term debt at closing, in order to finance ioko's accounts receivables, which the company expects to pay down quickly.

"We believe the valuation and structure of the ioko acquisition is beneficial to KIT digital shareholders and consistent with the approach we have described with respect to this transaction since the beginning of the year," commented Isaza Tuzman. "While the majority of consideration will be paid in cash, we reserved the equity and earn-out portion of consideration for personnel who will be contributive to our future success."

Isaza Tuzman continued: "Although it was hard to stay silent over the last several months in the face of rumors surrounding the status of the transaction and speculation about the intended target, the 'no comment' route was definitely best as we did not want to do anything to destabilize the ultimate outcome. ioko was our preferred target and we reached a definitive agreement exactly in line with the originally negotiated terms. The delay in announcing the acquisition was due to circumstances surrounding the management of selling shareholder needs and our careful navigation of the anti-trust process — which has worked out well for us, as we ended up arriving at early terminations or 'no application' opinions on regulatory matters. Accordingly, we expect to effectuate closing of this acquisition within a matter of a few weeks."

ioko provides platform software solutions as part of some of the world's most complex and demanding IP video deployments, including:

•	AT&T engaged ioko to build and manage U-verse's OTT platform in the U.S. (www.att.com/u-verse);

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British Sky Broadcasting selected ioko to develop and manage its broadband video delivery head-end solution, providing subscriptions and access to programming on connected devices without the need for a satellite dish or set-top box (skyplayer.sky.com);

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SeeSaw, the Hulu of the U.K., chose ioko to develop its content aggregation platform that allows video content from major broadcasters and studios to be monetized through a single video portal (www.seesaw.com);

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Univision, one of the top 4 television broadcasters in the U.S., selected ioko to transition their traditional back-office video systems to a next-generation IP and file-based workflow platform, to support new revenue streams and distribution channels (www.univision.com);

•	FilmFlex, selected ioko to develop and launch its white label video-on-demand movie platform, providing content from 28 studios and content owners in the U.K. market (www.filmflexmovies.co.uk);

•	Channel 4 selected ioko to develop and manage the IP-based distribution of its programming, available for download on a free, rental or retail basis (www.channel4.com/programmes/4od);

•	LoveFilm, the leading European film subscription service, engaged ioko to extend its service to connected devices (www.lovefilm.com);

•	ITV chose ioko to help build, operate and manage the ITV.com website and the ITV Player business, and run all of its online consumer services (www.itv.com/ITVPlayer);

•	BBC selected ioko with respect to a wide range of digital media related offerings, including the launch of iPlayer and BBC Monitoring (www.bbc.co.uk/iplayer);

•	FOXTEL, the leading pay-television platform in Australia, engaged ioko to launch a full pay-television service to the Xbox gaming console (www.foxtel.com.au).

"Today's transaction is clearly transformative from a revenue perspective, but also dramatically expands our capacity in regard to the most 'industrial-grade' IP video deployments," said Alex Blum, KIT digital's chief operating officer. "ioko's 'broadband head-end' approach to providing robust managed infrastructure has clearly succeeded in the U.K., and is taking the U.S. by storm — with two other very large ioko deployments in addition to U-verse that have begun but which we are not yet at liberty to announce. ioko's approach underscores KIT digital's increasing focus on larger, tailored multi-screen deployments that drive higher average revenue per user (ARPU) and profitability — as further evidenced by our recent acquisition of Polymedia."

"The core KIT Platform video asset management software (VAMS) that we have built over the years — and which we enhanced by the acquisition of social media and Smartphone publishing technology earlier this year — will continue to support and strengthen our work in the field and allow for ioko to expand more rapidly on a more robust product set," said Blum.

Over the last two years, KIT digital has signaled its intention to extend its market leadership to a 45-50% share in the VAMS segment by the end of 2012 through a combination of organic growth and accretive acquisitions. During this time, KIT digital set out to develop the most comprehensive software solution set in the industry and establish deep workflow expertise across its three key customer verticals — media & entertainment, network operators and enterprise — in order to power the world's largest and most complex IP video deployments.

Gavin Campion, KIT digital's president, commented: "Our acquisition of ioko represents a major milestone in achieving the goals we originally put forth in 2008. We believe we have now reached a level in the vicinity of our market share target — making us the far-and-away leader in our segment — where economies of scale in client delivery and future R&D are particularly powerful.

"We see the ioko acquisition as being squarely aligned with our stated strategic objective of delivering larger and more advanced video deployments. ioko has always been strong in this area and will bring their expertise to bear on our global pipeline and operations as KIT continues to orient itself to larger deals. To this end, this acquisition is a key milestone in our current long-term phase of corporate development in 2012 and beyond that is centered primarily on organic growth. We will be focused on internal product development, channel sales, on-the-ground growth in China and other non-M&A related strategic initiatives. We expect to eliminate the distraction of major integration activities — both in terms of internal corporate actions and financial reporting — as we foresee completing all our internal restructuring and integration initiatives and financial charges by the end of Q3."

The acquisition involves the appointment of several ioko executives to KIT digital's global management team, including but not limited to Mark Christie, ioko's joint global CEO, Scott Sahadi, ioko's CEO of North America, Allan Dunn, ioko's CFO and John Griffin, ioko's global chief sales & marketing officer.

ioko has approximately 380 employees and full-time contractors, with offices in San Diego, London, York (U.K.), Malaga (Spain) and Sydney.

Mark Christie, the joint global CEO of ioko, commented: "We are naturally excited to bring together two of the industry's recognized leaders. KIT has a long track record of excellence in execution. The management team's ability to consistently deliver and perform on its operational and financial objectives resonates with our culture and past experience. KIT brings a global portfolio, field credibility and financial resources that we expect will accelerate our sales, and the KIT Platform will enable us to provide a broader product set for multi-screen functionality to our current clients. KIT's scale and scope of implementations in the field make it possible for ioko to realize the full potential of its offering internationally and in a broader set of client segments, and will help drive the next phase of OTT delivery. We would like to take this opportunity to assure all of our clients that it will be 'business-as-usual'; they will continue to receive the same great services they have come to rely on — and more!"

Over recent years, the industry has witnessed an explosion in the number of video-enabled devices. The launch of the iPad and other tablet devices, together with innovations in mobile, connected TV and set-top box technology, means customer expectations for video services are at an all time high. Consequently, large media companies and broadcasters are looking at their entire workflow with the view to optimizing for this new landscape.

This desire to consume content on an OTT basis presents a major business opportunity for network operators and broadcasters to leverage their brands and customer/audience relationships and offer an extended range of revenue-generating services. However, in an increasingly crowded marketplace where broadcasters, telcos and cable companies must compete with new and emerging content providers to own the relationship between the consumer and their premium content source, it is vital they rapidly develop differentiated services that deliver a strong return on investment.

According to Scott Sahadi, ioko's chief executive officer for North America: "As traditional broadcast technology shifts to narrowcasting, cloud-based infrastructure and file-based workflow, the competitive barriers between MSOs, telecom operators and large broadcasters are dissolving. This has been happening in practice for years in Europe and parts of Asia, and the sophistication of North American online consumer behavior and OTT content offerings makes the 'catch-up' process in the U.S. market particularly exciting."

"This presents a unique opportunity for the combined ioko and KIT digital to provide major players in the U.S. marketplace with the type of industrial-grade IP video management platforms required to manage and monetize premium content on a large-scale basis," continued Sahadi. "As an established provider of these complex OTT managed services, we will help accelerate KIT digital's expansion in this direction and fundamentally change the playbook in North American media consumption and delivery."

In the context of the ioko acquisition, KIT digital will change to a more regionalized management and client delivery structure, with New York as the Americas headquarters and Executive Office, London as the EMEA headquarters and Beijing as the Asia-Pacific headquarters. Prague will continue to be the overall operational headquarters, with centralized product development, quality assurance and monitoring, network infrastructure management, marketing and communications, sales support, finance and corporate development functions.

KIT digital management estimates that overall restructuring charges from the ioko and Polymedia acquisitions will not exceed 10%-12% of the aggregate purchase consideration. KIT management expects these charges will be incurred and completed by the end of Q3 2011 allowing for greater convergence of GAAP accounting and cash-flows by Q4 2011 and beyond.

The ioko acquisition follows the company's agreement to purchase Milan-based Polymedia, which was announced in March and is expected to close on or about May 2, 2011.

Following the completion of the ioko acquisition (anticipated to be no later than May 15, 2011), KIT digital expects to have approximately 40.8 million common shares outstanding and approximately $40 million in cash and equivalents (this assumes payment of all deal-related fees and charges, and related payments of ioko working capital-related items).

Janney Montgomery Scott LLC acted as financial advisor to KIT digital in the acquisition of ioko.

Growth Outlook
Based on preliminary unaudited information, KIT digital management expects to report revenue for the first quarter of 2011 of at least $34 million. As unadjusted for the divesture of certain operations in the fourth quarter of 2010, this compares to $38.4 million in the previous quarter and $17.4 million in the first quarter of 2010.

"Our preliminary first quarter 2011 results were strong, when properly adjusted for the sale of a portion of our professional services business at the end of Q4 and the typical sequential negative seasonality of Q1 over Q4 throughout the digital media industry," said Isaza Tuzman. "We expect our Q1 2011 revenue to be flat to up slightly relative to Q4 2010 on an organic basis, when you adjust for the acquisitions completed in Q1 2011 and extract the $5.6 million in revenue from the divested services business from the total revenue we reported in Q4 2010. Given the seasonal lower usage levels in Q1, these relatively strong results were driven by new client additions and up-selling across newly acquired client bases."

The company issues financial guidance once per year on an organic basis, which for 2011 was provided in November 2010. In November, management stated it expected revenue in excess of $137.5 million for fiscal 2011, with an EBITDA margin of approximately 24%. This guidance was issued prior to subsequent acquisition activity, including KickApps, Kewego and Kyte announced at the end of January, and Polymedia, announced at the beginning of March.

In order to provide updated guidance, Robin Smyth, chief financial officer of KIT digital, explained: "If you overlay our original organic 2011 revenue target of $137.5 million with the estimated annualized run-rate and prospective growth rates of the business units we have chosen to retain with respect to the acquisitions we have completed and announced — and adjust for the approximate date of closing and seasonality for each — it provides for an expectation of revenues in 2011 of approximately $210 million, or up more than 98% over 2010. We continue to project an overall operating EBITDA margin of approximately 23% in 2011, which represents a 500 basis point improvement in EBITDA margin over 2010, while growing revenues materially and without sacrificing continued investment in product development and sales and marketing. Further, we expect ongoing EBITDA margin expansion in 2012 and beyond, with a medium-term goal of achieving a 30 percent EBITDA margin over the next 18-24 months."

The company does not as a practice capitalize research and development (R&D) expenses, so R&D estimates in its financial reporting have historically tended to report on capitalized R&D levels from acquired entities. While it will continue to expense as oppose to capitalize R&D as an accounting policy, the company intends to more clearly break out R&D expenses for illustrative purposes in the future. Along this line, the company estimates it currently spends between 7-8% of revenues on R&D activity, a level that is expected to remain roughly constant pro forma of the ioko acquisition.

Smyth continued: "By the beginning of the fourth quarter of 2011, the company anticipates it will have cycled through the necessary restructuring and integration charges from its recent acquisitions. This will allow us to harmonize EBITDA and GAAP net income reporting more closely and take advantage of our strong prospective free cash-flow generation — which we expect to be more than $2.5 million per month by Q4 of this year."

Investor Conference Call
KIT digital management will present further details of the acquisition in an investor conference call tomorrow:

Date: Tuesday, April 12, 2011
Time: 10:30 a.m. Eastern time (4:30 p.m. Central European time)
Dial-in # (North America): +1-800-894-5910
Dial-in # (outside of North America): +1-785-424-1052
Conference ID: 7KITDIGITAL

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and instruct you to wait until the call begins.

If you have any difficulty connecting with the conference call, please contact Liolios Group at +1-949-574-3860.

An online replay of the entire broadcast and Q&A will be available via the Investor Relations section of the company's website later that day. A telephone replay of the call also will be available after 1:30 p.m. Eastern time and until May 12, 2011:

Toll-free replay # (North America): +1-877-870-5176
International replay # (outside of North America): +1-858-384-5517
Replay pin number: 11025

About ioko
ioko develops and manages digital media platforms for media & entertainment, telco and cable companies worldwide. ioko's unique approach combines cutting edge software with dedicated, managed cloud-based video solutions, offering customers a flexible, tailored solution designed to increase the speed and reduce the risk and cost of launching and running IP-based media and entertainment technology platforms. Platforms developed and managed by ioko enable digital media to be delivered across broadcast, broadband and mobile networks to televisions, computers and mobile devices. ioko powers some of the most advanced over-the-top (OTT) portals and platforms in the world, providing premium entertainment to tens of millions of users every day. Clients include AT&T, BBC, BSkyB, Channel 4, Diageo, Disney, Electronic Arts, FOXTEL, Evolution Gaming, ITV, Liberty Global, LoveFilm, Molson Coors Brewers, Samsung, SeeSaw, Universal Music, Univision and VimpelCom. For additional information, visit www.ioko.com.

About KIT digital, Inc.
KIT digital (NASDAQ:KITD - News) is a premium provider of end-to-end video technology and services. The KIT Platform, the company's cloud-based software solution, helps enterprise, media & entertainment and network operator clients to produce, manage and deliver multi-screen social video experiences to audiences wherever they are. KIT digital services more than 2,000 clients in 40+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, Best Buy, Bristol-Myers Squibb, Disney-ABC, FedEx, Google, HP, MTV, News Corp, Telecom Argentina, Telefonica, Universal Studios, Verizon, Vodafone and Volkswagen. With its executive offices in New York and its operational headquarters in Prague, KIT digital maintains other principal offices in Atlanta, Beijing, Boston, Cairo, Chennai, Cologne, Dubai, Ely (U.K.), Hong Kong, London, Madrid, Melbourne (Australia), Paris, San Francisco, Singapore and Stockholm. Visit us at www.kitd.com or follow the company on Twitter at www.twitter.com/KITdigital.

Important Cautions Regarding Forward-Looking Statements
This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc., which can be identified by the use of forward-looking terminology, such as "believes," "expects", "plans," "intends," "anticipates" and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements made by management that with respect to the pro forma contribution of revenues by ioko in future fiscal periods, the completion of our internal restructuring and integration initiatives later in 2011, our view of the growth trends and opportunities in the video asset management industry, and all of the preliminary financial and operating information provided above for Q1 2011.

Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, integration of acquired businesses, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. Except as required by U.S. federal securities laws, KIT digital is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

KIT digital Contact:
Adam Davis
Global Communications Manager
Tel. +1-609-468-9500
Email Contact
KIT digital Investor Relations Contact:
Matt Glover or Geoffrey Plank
Liolios Group, Inc.
Tel. +1-949-574-3860
Email Contact